EXHIBIT 99.1

Contact:	Mike Irwin
PH:	619-275-9336

WD-40 COMPANY REPORTS SECOND QUARTER SALES UP 17%, NET INCOME UP 37%

SAN DIEGO, April 5, 2006 /PRNewswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the second quarter ended February 28, 2006 of $71.5 million, an increase of 17% over the second quarter last year. Year-to-date net sales were $138.7 million, up 13.9% from the same period last year.

Net income for the second quarter was $7.2 million, up 37.0% compared to the prior year’s quarter. Earnings per share were $0.43 in the second quarter, compared to $0.31 per share for the same quarter last year. Year-to-date net income was $14.7 million, an increase of 35.1%. Through six months, earnings per share were $0.88 compared to $0.65 in the same period last year.

“We are pleased with the sales and profit growth we have generated across all of our trading blocs,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “We have also started to see success from our commitment to innovation and the recent introduction of new products that have resulted from that strategy.”

Cost of goods during the second quarter was 52% of sales compared to 51.5% in the second quarter last year.

“We are still challenged by the continuing increases in cost of goods,” Ridge said. “As a result, we plan to implement price increases on certain products during the third quarter of this year.”

Updated Fiscal Year Guidance

In fiscal year 2006, WD-40 Company expects net sales to grow 9% to 14% to $288 to $299 million. WD-40 Company has updated the net income guidance and now expects net income for the year to be between $25.5 million and $28.0 million, achieving earnings per share of $1.50 to $1.65 based on an estimated 17 million shares outstanding. Fiscal year 2006 results include the expensing of stock options, which were not included in previous years. Stock options expense, after tax, in the second quarter was $0.4 million or 2.5 cents per share. Year to date stock options expense was $0.7 million or 4.3 cents per share.

“Based on our performance in the second quarter, we have narrowed our net income guidance by increasing our lower range estimate, narrowing the gap in what we expect for the year,” Ridge said. “While our marketing expenses for the first six months are down from last year due to timing, we expect to increase our investment through the remainder of the year.”

As previously announced, on March 28, 2006 the board of directors of WD-40 Company declared a regular quarterly dividend of $0.22 per share, payable April 28, 2006 to stockholders of record on April 17, 2006.

Total sales for the second quarter were 63.6% from the Americas, 28.6% from Europe and 7.8% from Asia/Pacific.

In the Americas, sales for the second quarter were up 18.9% from a year ago.

“During the quarter we had solid growth in the U.S., Canada and Latin America, with strong sales in the lubricant and household products business,” Ridge said.

In Europe, sales were up 15.1% for the second quarter. In the Asia/Pacific region, sales for the quarter were up 10.2% from last year.

“We did well in both our European and Asia/Pacific regions during the quarter, but some of this growth was offset by changes in foreign currency exchange rates,” Ridge said. “If we were still seeing the same rates we had last year, we would have seen an additional $1.7 million in sales and $0.2 million in net income.”

Global sales of the lubricants WD-40® and 3-IN-ONE Oil® were up 13.8% for the quarter.

“We continue to see a positive impact from the new WD-40 delivery systems across the globe and are on target with the launch of these new products,” Ridge said.

Sales of heavy-duty hand cleaners Lava® and Solvol® were down 3.4% for the quarter. Sales of household products X-14®, Carpet Fresh®, 2000 Flushes®, Spot Shot® and 1001® were up 27.1% compared to the previous year’s quarter.

“While we continue to face significant competition in the household products categories, we were able to achieve success in this area due to increased distribution, increases in promotions and the launch of new products,” Ridge said.

WD-40 Company’s 10-Q will be filed on April 10, 2006.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to building brand equities that are first or second choice in their respective categories. The company will leverage and build the brand fortress of WD-40 Company by developing and acquiring brands that deliver a unique high value to end users and that can be distributed across multiple trade channels in one or more areas of the world. WD-40 Company produces multi-purpose lubricants, WD-40®, and 3-IN-ONE®, the Lava® and Solvol® brands of heavy-duty hand cleaners, and household products 2000 Flushes®, X-14®, Carpet Fresh®, Spot Shot® and 1001®. WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $263.2 million in fiscal 2005. Additional information about WD-40 Company can be obtained online at www.wd40.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including impact of cost of goods, the impact of new product innovations, the impact of foreign currency exchange rates and the timing of advertising and sales promotion activities. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Consolidated Condensed Statements of Income

(unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
	2006	2005	2006	2005
Net sales	$71,480,000	$61,076,000	$138,695,000	$121,764,000
Cost of products sold(1)	37,204,000	31,429,000	72,105,000	61,548,000

Gross profit	34,276,000	29,647,000	66,590,000	60,216,000
Operating expenses:
Selling, general and administrative	17,267,000	16,741,000	33,624,000	32,112,000
Advertising and sales promotion	4,829,000	3,448,000	8,174,000	8,709,000
Amortization of intangible assets	130,000	142,000	262,000	277,000

Income from operations	12,050,000	9,316,000	24,530,000	19,118,000
Other income (expense):
Interest expense, net	(853,000)	(1,230,000)	(1,858,000)	(2,686,000)
Other income, net	82,000	7,000	223,000	331,000

Income before income taxes	11,279,000	8,093,000	22,895,000	16,763,000
Provision for income taxes	4,048,000	2,815,000	8,151,000	5,850,000

Net income	$7,231,000	$5,278,000	$14,744,000	$10,913,000

Earnings per common share:
Basic	$0.43	$0.32	$0.88	$0.66

Diluted	$0.43	$0.31	$0.88	$0.65

Weighted-average common shares outstanding, basic	16,716,309	16,592,465	16,702,570	16,581,919

Weighted-average common shares outstanding, diluted	16,825,560	16,806,735	16,801,018	16,766,024

Dividends declared per share	$0.22	$0.20	$0.44	$0.40

(1)	Includes cost of products acquired from related party of $9,696,000 and $8,380,000 for the three months ended February 28, 2006 and 2005, respectively; and $20,446,000 and $17,952,000 for the six months ended February 28, 2006 and 2005, respectively.

WD-40 Company

Consolidated Condensed Balance Sheets

(unaudited)

	February 28, 2006	August 31, 2005
Assets
Current assets:
Cash and cash equivalents	$33,589,000	$37,120,000
Trade accounts receivable, less allowance for cash discounts, returns and doubtful accounts of $1,543,000 and $1,506,000	44,783,000	44,487,000
Product held at contract packagers	2,154,000	1,814,000
Inventories	12,501,000	8,041,000
Current deferred tax assets, net	2,944,000	2,946,000
Other current assets	6,390,000	6,784,000

Total current assets	102,361,000	101,192,000
Property, plant and equipment, net	8,916,000	8,355,000
Goodwill	95,740,000	95,858,000
Other intangibles, net	42,435,000	42,884,000
Investment in related party	934,000	1,112,000
Other assets	4,526,000	4,852,000

	$254,912,000	$254,253,000

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$10,714,000	$10,714,000
Accounts payable	12,518,000	13,671,000
Accounts payable to related party	980,000	1,945,000
Accrued liabilities	14,065,000	14,058,000
Accrued payroll and related expenses	3,236,000	3,828,000
Income taxes payable	5,158,000	2,484,000

Total current liabilities	46,671,000	46,700,000
Long-term debt	53,571,000	64,286,000
Deferred employee benefits and other long-term liabilities	1,914,000	1,838,000
Long-term deferred tax liabilities, net	12,241,000	11,363,000

Total liabilities	114,397,000	124,187,000

Shareholders’ equity:
Common stock, $.001 par value, 36,000,000 shares authorized — 17,322,722 and 17,222,410 shares issued	17,000	17,000
Paid-in capital	56,380,000	52,990,000
Unearned stock-based compensation	—	(136,000)
Retained earnings	97,383,000	89,983,000
Accumulated other comprehensive income	1,761,000	2,238,000
Common stock held in treasury, at cost (534,698 shares)	(15,026,000)	(15,026,000)

Total shareholders’ equity	140,515,000	130,066,000

	$254,912,000	$254,253,000

WD-40 Company

Consolidated Condensed Statements of Cash Flows

(unaudited)

	Six Months Ended February 28,
	2006	2005
Cash flows from operating activities:
Net income	$14,744,000	$10,913,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,699,000	1,440,000
Gains on sales and disposals of property and equipment	(20,000)	(13,000)
Deferred income tax expense	1,053,000	4,750,000
Tax benefit from exercise of stock options	—	272,000
Excess tax benefits from exercise of stock options	(205,000)	—
Distributions received and equity losses (equity earnings) from related party, net	178,000	(22,000)
Stock-based compensation	987,000	—
Changes in assets and liabilities:
Trade accounts receivable	(657,000)	2,805,000
Product held at contract packagers	(341,000)	202,000
Inventories	(4,513,000)	(1,566,000)
Other assets	274,000	(4,725,000)
Accounts payable and accrued expenses	(1,564,000)	423,000
Accounts payable to related party	(965,000)	(408,000)
Income taxes payable	2,891,000	(1,704,000)
Deferred employee benefits and other long-term liabilities	52,000	37,000

Net cash provided by operating activities	13,613,000	12,404,000

Cash flows from investing activities:
Capital expenditures	(1,878,000)	(1,231,000)
Proceeds from sales of property and equipment	163,000	72,000
Proceeds from collections on notes receivable	50,000	—

Net cash used in investing activities	(1,665,000)	(1,159,000)

Cash flows from financing activities:
Repayments of long-term debt	(10,714,000)	—
Proceeds from issuance of common stock	2,334,000	1,899,000
Excess tax benefits from exercise of stock options	205,000	—
Dividends paid	(7,344,000)	(6,630,000)

Net cash used in financing activities	(15,519,000)	(4,731,000)

Effect of exchange rate changes on cash and cash equivalents	40,000	82,000

(Decrease) increase in cash and cash equivalents	(3,531,000)	6,596,000
Cash and cash equivalents at beginning of period	37,120,000	29,433,000

Cash and cash equivalents at end of period	$33,589,000	$36,029,000

WD-40 Company

Consolidated Condensed Statements of Comprehensive Income

(unaudited)

	Three Months Ended February 28,		Six Months Ended February 28,
	2006	2005	2006	2005
Net income	$7,231,000	$5,278,000	$14,744,000	$10,913,000
Other comprehensive income:
Equity adjustment from foreign currency translation, net of tax	400,000	786,000	(477,000)	1,875,000

Total comprehensive income	$7,631,000	$6,064,000	$14,267,000	$12,788,000